EXHIBIT 10.1
Advances, Pledge and Security Agreement
Delivery
This Advances, Pledge and Security Agreement ("Agreement"), effective this 4th day of February , 2011 is entered between United Life Insurance Company ("Member"), with principal offices at Cedar Rapids, Iowa     , and the Federal Home Loan Bank of Des Moines ("Bank"), with principal offices in Des Moines, Iowa.
WHEREAS, the Bank may from time to time make available extensions of credit to the Member ("Advances"), in accordance with the Federal Home Loan Bank Act, the regulations and directives of the Federal Housing Finance Agency, the Confirmations issued hereunder, and the policies and procedures currently set forth in the Bank's Member Products Policy, as amended, superseded or replaced by the Bank's Board of Directors from time to time, and the Bank's Credit and Collateral Procedures, as amended, superseded or replaced by the Bank's management from time to time (collectively referred to herein as the "Member Policies and Procedures");
WHEREAS, the Member desires, from time to time, to obtain Advances from the Bank in accordance with the terms and conditions of this Agreement, the Confirmations issued hereunder and the Member Policies and Procedures; and
WHEREAS, the Bank requires that all Advances, and all other indebtedness, arising from any and all obligations or liabilities of the Member to the Bank be secured pursuant to this Agreement, and the Member agrees to provide such security;
NOW THEREFORE, for good and valuable consideration, intending to be legally bound, and with respect to each and every such Advance, the Bank and the Member agree as follows:
Section 1. Applications. The Member shall request an Advance in such form as shall be specified by the Bank. Nothing contained in this Agreement or the Member Policies and Procedures shall be construed as an agreement or commitment by the Bank to grant any Advance hereunder. The Bank expressly reserves its right and power to either grant or deny in its sole discretion any Advance.

Section 2. Confirmation of Advance. Each Advance, and, except as otherwise provided, all other indebtedness, shall be evidenced by a writing or electronic record, in such form or forms as may be determined by the Bank from time to time ("Confirmation"), issued by the Bank to the Member. The Member and the Bank shall be bound by the terms and conditions set forth herein, in the Confirmation and in the Member Policies and Procedures. Any inconsistencies between the terms and conditions of a Confirmation, this Agreement, any funding agreement, if applicable, or the Member Policies and Procedures, shall be resolved in favor of this Agreement.
Section 3. Payment to the Bank. The Member shall repay each Advance and make payments of interest thereon and any and all costs, expenses, fees and penalties relating thereto as specified herein and in the Member Policies and Procedures and the related Confirmation. All payments shall be made at the office of the Bank in Des Moines, Iowa, or at such other place as the Bank, or its successors or assigns, may from time to time appoint in writing.
The Member shall maintain in its demand deposit account(s) with the Bank (collectively, the "Demand Deposit Account") an amount at least equal to the amounts then currently due and payable to the Bank on outstanding Advances. The Member hereby authorizes the Bank to debit the Demand Deposit Account for all amounts due and payable to the Bank on any Advance or other indebtedness. If the amount in the Demand Deposit Account is, at any time, insufficient to pay such due and payable amounts, the Bank may, without notice to the Member, apply any other funds or assets then in the possession of the Bank to the payment of such amounts.
Past due payments of principal, interest, or other amounts payable in connection with any Advance may, at the option of the Bank, bear interest until paid at a default rate that is 3% per annum higher than the then current rate being charged by the Bank for Advances.
Section 4. Creation of Security Interest in Collateral.
A.As collateral security for any and all Advances and other indebtedness, the Member
B.hereby assigns, transfers, pledges and grants a security interest to the Bank, its successors or assigns all of the following (collectively, the "Collateral"):
1.all Capital Stock of the Bank now or hereafter owned by Member, and all deposit accounts now or hereafter maintained by the Member with the Bank; and
2.such property of Member as is described on a Collateral Listing substantially in the form of Exhibit A or in such other form as may be determined by the Bank from time to time, transmitted from time to time by Member to Bank and delivered by Member to Bank as collateral hereunder and identified as such.
The Member shall promptly deliver the Collateral to the Bank or its authorized agents, in the manner specified by the Member Policies and Procedures or as otherwise specified in writing by the Bank.
C.The Member undertakes and agrees to keep and maintain at all times Collateral (exclusive of Bank Capital Stock and Member's deposit accounts) which has an Advance

Equivalency sufficient to fully secure its Advances. Advance Equivalency is calculated by applying commercially reasonable Collateral Maintenance Levels to the fair market value or book value of Collateral. The Member acknowledges that the Bank may increase such Collateral Maintenance Levels, in a commercially reasonable and nondiscriminatory manner as determined by the Bank, by providing written notice of any such increase to the Member at least thirty (30) calendar days prior to implementing the same.
D.The Bank agrees to allow the Member to withdraw any Collateral specified in a written request to the Bank, provided that the Bank reasonably determines that the remaining Collateral (exclusive of Bank Capital Stock and Member's deposit accounts), after giving effect to such withdrawal, has an Advance Equivalency at least equal to Member's Advances.
E.The Member agrees to make, execute and deliver to the Bank such assignments, endorsements, listings, powers, or other documents or instruments, or to take any such other measures as the Bank may reasonably request in order to protect its security interest in the Collateral. The Member authorizes the Bank to file any and all financing statements and amendments thereto as the Bank reasonably deems desirable to perfect and protect its security interest in the Collateral.
F.The Member agrees to provide any information regarding the Collateral reasonably requested by the Bank and to make its books and records available to the Bank audits or verification pursuant to Section 9.
G.Member agrees to provide any information requested by the Bank in connection with an Advance or Collateral and any information contained in any status report, schedule, or other documents requested or required hereunder and any other information given from time to time by the Member as to each item of Collateral.
H.Unless otherwise directed by the Member, the Bank undertakes and agrees to transfer all income received by the Bank on any Collateral to the Member's Demand Deposit Account. Notwithstanding the foregoing, however, in the event that a default as described in Section 6 has occurred and is continuing, the Bank shall directly apply any such income received in satisfaction of the amount in default.
I.The sole duty of the Bank with respect to any Collateral delivered by the Member shall be to use reasonable care in the custody and preservation of the Collateral.
Section 5. Covenants. The Member represents, warrants, and covenants to the Bank, which representations, warranties, and covenants shall be deemed to be repeated at all times until the termination of this Agreement:
A.No Event of Default, as defined in Section 6, with respect to the Member has occurred and is continuing or would occur as a result of the Member entering into or performing its obligations under this Agreement or any Advance.
B.The Member owns and has marketable title to the Collateral free and clear of any and all liens, claims, or encumbrances of any kind, and has the right and authority to grant a security interest in the Collateral and to subject all of the Collateral to this Agreement.
C.All of the Collateral meets the standards and requirements with respect thereto established by the Member Policies and Procedures.
D.The Member at all times maintains and accurately reflects the terms of this Agreement, including the Bank's interest in Collateral, and all Advances and other indebtedness on its books and records.
E.The Member has the full power and authority and has received all corporate and governmental authorizations and approvals as may be required to enter into and perform its obligations under this Agreement and any Advance.
Section 6. Events of Default. The Bank may consider the Member in default hereunder upon the occurrence of any of the following events or conditions:
A.Failure of the Member to pay any interest, or repay any principal or pay any other amount due in connection with any Advance and such failure has not been cured five (5) business days after receipt of notice of such failure;
B.Breach or failure to perform by the Member of any covenant, promise, condition, obligation or liability contained or referred to herein, or any other agreement to which the Member and the Bank are parties and such breach or failure has not been cured five (5) business days after receipt of notice of such breach or failure;
C.Proof that any representation, statement or warranty made or furnished in any manner to the Bank by or on behalf of the Member in connection with all or part of any Advance was false in any material respect when made or furnished;
D.The issuance of any tax levy, seizure, attachment, garnishment, levy of execution or other process with respect to the Member the amount of which is greater than five percent (5%) of the Member's capital and surplus;
E.Any suspension of payment by the Member to any creditor or any events which result in acceleration of the maturity of any indebtedness of the Member to others under any indenture, agreement or other undertaking the aggregate amount of which is greater than the lesser of five percent (5%) of Member's capital and surplus or five percent (5%) of the Bank's capital and surplus, as determined in accordance with the accounting principles governing the Member's or Bank's published financial statements, respectively;
F.Any: (i) application for, or appointment of, a receiver for, the Member or for any part of the property of the Member; (ii) voluntary dissolution of or adjudication of insolvency, or assignment for benefit of creditors, or general transfer of assets by the Member; (iii) takeover of the management of the Member by any supervisory authority; (iv) liquidation, merger, or sale of a substantial portion of the Member's assets outside of the ordinary course of the Member's business; (v) termination of the membership of the

Member in the Bank; or (vi) at any time that in the case of Advances made under the provisions of 12 U.S.C. § 1431 (g)(4) or any successor provisions are outstanding, any increase in the creditor liabilities of the Member, excepting its liabilities to the Bank, in any manner to an amount exceeding 5% of the Member's net assets; or
G.Determination by the Bank based on reasonable evidence and in good faith that a material adverse change has occurred in the financial condition of the Member from that disclosed at the time of the making of any Advance, or from the condition of the Member as theretofore most recently disclosed to the Bank in any manner.
Section 7. Bank Remedies in the Event of Default. Upon the occurrence of any Event of Default hereunder, the Bank may, at its option, declare the entire amount of any and all Advances or other indebtedness to be immediately due and payable. Without limitation of any of its rights and remedies hereunder or under other law, the Bank shall have all of the remedies of a secured party under the Uniform Commercial Code of the State of Iowa. The Member agrees to pay all the costs and expenses of the Bank in the collection of the secured indebtedness and enforcement of the Bank's rights hereunder including, without limitation, reasonable attorney's fees. The Bank may sell the Collateral or any part thereof in such manner and for such price as the Bank deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held. The Bank shall have the right to purchase all or part of the Collateral at public or private sale. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonable and properly given if mailed, postage prepaid, at least five days before any such disposition to the address of the Member appearing on the records of the Bank.
The proceeds of any sale shall be applied in the following order: first, to pay all costs and expenses of every kind for the enforcement of this Agreement or the care, collection, safekeeping, sale, foreclosure, delivery or otherwise respecting the Collateral (including expenses for legal services); then to interest and fees on all indebtedness of the Member to the Bank; then to the principal amount of any such indebtedness whether or not such indebtedness is due or accrued. The Bank, at its discretion or as assigned by law, may apply any surplus to indebtedness of Member to third parties claiming a secondary security interest in the Collateral. Any remaining surplus shall be paid to the Member.
Section 8. Appointment of Bank as Attorney-in-Fact. Member does hereby make, constitute and appoint Bank its true and lawful attorney-in-fact to deal with the Collateral in the Event of Default and, in its name and stead to release, collect, compromise, settle, and release or record any note, mortgage or deed of trust which is a part of such Collateral as fully as the Member could do if acting for itself. The powers herein granted are coupled with an interest, and are irrevocable, and full power of substitution is granted to the Bank in the premises.
Section 9. Audit and Verification of Collateral. In extension and not in limitation of all requirements of law respecting examination of the Member by or on behalf of the Bank, the Member agrees that all Collateral pledged hereunder shall always be subject to audit and verification by or on behalf of the Bank in its corporate capacity.
Section 10. Resolution to be Furnished by Member. The Member agrees to furnish to the Bank at the execution of this Agreement, and from time to time hereafter, a certified copy of a resolution of its Board of Directors or other governing body authorizing such of the Member's officers, agents, and employees as the Member shall select, to apply for Advances from the Bank. In lieu of requiring an additional resolution upon execution of this Agreement, the Bank may rely on a previously furnished resolution of the Member's Board of Directors or other governing body with respect to Advances made pursuant to this Agreement.
Section 11. Applicable Law. This Agreement and all Advances and other indebtedness obtained hereunder shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws (exclusive of choice of law provisions) of the State of Iowa. Notwithstanding the foregoing, the Uniform Commercial Code as in effect in the State of Iowa shall apply to the parties' rights and obligations with respect to the Collateral. If any portion of this Agreement conflicts with applicable law, such conflict shall not affect any other provision of this Agreement that can be given effect without the conflicting provision, and to this end the provisions of this Agreement are severable.
Section 12. Jurisdiction. In any action or proceeding brought by the Bank or the Member in order to enforce any right or remedy under tills Agreement, Member hereby submits to the jurisdiction of the United States District Court for the Southern District of Iowa, or if such action or proceeding may not be brought in Federal Court, the jurisdiction of the Iowa District Court in Polk County. If any action or proceeding is brought by the Member seeking to obtain relief against the Bank arising out of this Agreement and such relief is not granted by a court of competent jurisdiction, the Member will pay all attorney's fees and court costs incurred by the Bank in connection therewith.
Section 13. Effective Date; Agreement Constitutes Entire Agreement. This Agreement shall be effective on the date of execution of this Agreement by the parties hereto. Except as set forth in this paragraph, this Agreement, together with the Member Policies and Procedures and any applicable Confirmations, shall embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof. This Agreement may not be amended except by written amendment executed by the Bank and the Member. Each such Confirmation and the Member Policies and Procedures shall be incorporated herein. Advances made by the Bank to the Member prior to the effective date of this Agreement shall be governed exclusively by the terms of the prior agreements pursuant to which such Advances were made, except that (i) any default thereunder shall constitute default hereunder, (ii) Collateral furnished as security hereunder shall also secure such prior Advances and (iii) the rights and obligations with respect to such Collateral shall be governed by the terms of this Agreement and the Member Policy and Procedures as amended, superseded or replaced from time to time.
Section 14. Section Headings. Section headings are not to be considered part of this Agreement. Section headings are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
Section 15. Successors and Assigns. This Agreement shall be binding upon each of the parties, successors and permitted assigns. The Member may not assign any obligation hereunder without the prior written consent of the Bank. The Bank may assign any or all of its rights and obligations hereunder or with respect to any Advance or other indebtedness to any other party.
Section 16. No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of any right, power, or privilege or the exercise of any other right, power or privilege.
Section 17. Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed in its name by its duly authorized representatives as of the dates below.

UNITED LIFE INSURANCE COMPANY
Full Corporate Name of Customer

By:     /s/ Randy A. Ramlo
Title: President I CEO
Date: February 4, 2011

FEDERAL HOME LOAN BANK OF DES MOINES
By:     /s/ Jodie L. Stephens
Title:     Collateral Risk Manager
Date:     02/07/11